September 16, 2016

PRIVATE AND STRICTLY CONFIDENTIAL

Ms. Caitlin Jeffs

President and Chief Executive Officer

- and -

Board of Directors

Red Metal Resources Ltd.

1158 Russell Street, Unit D

Thunder Bay, Ontario  P7B 5N2

Dear Ms. Jeffs and Directors:

TomaGold Corporation (“TomaGold”) is pleased to present a transaction proposal whereby TomaGold (directly or through a subsidiary) would acquire, pursuant to a takeover bid, business combination or similar transaction, all of the issued and outstanding common shares of Red Metal Resources Ltd. (“Red Metal”), namely 34,290,302 common shares, as well as all of the common shares of Red Metal that may be issued upon the exercise of any options, warrants or other convertible securities after the formal filing of the Transaction but before its closing (the “Transaction”). Our proposal would be that such Red Metal shareholders will receive in exchange an aggregate consideration of CAD$3,250,000 (“Purchase Price”) payable through: (i) the payment in cash of the Red Metal’s debts set forth at Schedule A for a maximum amount of $500,000;  and (ii) for the remainder of the aggregate consideration, the issuance of class “A” common shares of the capital stock of TomaGold at a price that is the higher between the average market price over the 20 days before the execution date of the Definitive Agreement (as defined hereinafter) and of CAD$0.15, subject to a maximum price of CAD$0.20 (“Share Consideration Price”). All TomaGold common shares issued pursuant to the Transaction will be subject to the applicable hold period set forth at Section 3(b)(10). We are highly committed to completing this Transaction.

1.

Exclusivity

From the date hereof until the termination of this letter agreement in accordance with Section 7 hereof (the “Exclusivity Period”), Red Metal agrees to deal exclusively with TomaGold in connection with the Transaction. During the Exclusivity Period, neither Red Metal nor any of its affiliates, officers, directors, employees, agents, professional advisors or other representatives will, directly or indirectly, without TomaGold’s prior written consent in its sole discretion: (a) solicit, initiate, encourage or facilitate enquiries or submissions of proposals from, or enter into or participate in any discussion or negotiation with, any person other than TomaGold relating to the acquisition of any shares or any material portion of the assets of Red Metal or any of its subsidiaries; (b) furnish any information to any person other than TomaGold in furtherance of any of the foregoing; or (c) otherwise cooperate in any manner with, or assist or participate in, or encourage any effort or attempt by any person to do or seek to do any of the foregoing. If any such action or undertaking is currently being performed or undertaken, Red Metal will terminate such action or undertaking promptly upon signing this letter agreement.

The Definitive Agreement (as defined hereinafter) will include customary break fee provisions, generally payable in the event that Red Metal does not complete the Transaction.  However, during the Exclusivity Period and for this Letter of Intent, the parties agree to a break-up fee of CAD$175,000 (i) payable to TomaGold if Red Metal is in default of this Letter of Intent and if a superior proposal is accepted by Red Metal’s shareholders, and (ii) payable to Red Metal if TomaGold does not complete the Transaction for reasons other than there being discovered an issue with their Confirmatory Due Diligence (as defined below).

Red Metal agrees to notify TomaGold forthwith if it, or its affiliates or its or their respective affiliates, officers, directors, employees, agents, professional advisors or other representatives receives after the date hereof any indication of interest or other communication regarding any of the foregoing and will furnish in writing to TomaGold all the terms and conditions of any such indication or communication.

2.

Confirmatory Due Diligence

TomaGold shall complete its due diligence on Red Metal to its entire satisfaction before the end of the Exclusivity Period (“Confirmatory Due Diligence”). During the Exclusivity Period, Red Metal will assist TomaGold in its due diligence investigations regarding Red Metal for the purpose of satisfying legal, including mineral title to the Red Metal’s mineral projects, environmental and financial due diligence, and such other due diligence review as is customary in the scope of similar transactions including by providing to TomaGold on a timely basis all materials and information regarding Red Metal and its business and operations requested by TomaGold from time to time. Red Metal will use its best efforts to promptly obtain any required consents in order to permit TomaGold to review any materials or information of a nature requested by TomaGold in connection with its due diligence that are subject to confidentiality obligations of Red Metal.

3.

Closing Conditions and Other Matters

Our proposal is conditional upon the following conditions:

(a)

Conditions in favor of both TomaGold and Red Metal:

1)

the entering into of a definitive agreement (the “Definitive Agreement”) between TomaGold and Red Metal containing customary terms, conditions, representations and warranties (including without limitation environmental-mining) upon which the Transaction will be completed, including customary deal protection mechanisms, including break-up fees of CAD$175,000, non-solicitation provisions and the right to match any superior proposal, customary covenants with respect to the conduct of the business and customary conditions and termination events;

2)

the receipt of the applicable third parties and regulatory renunciation or approvals, including from the TSX Venture Exchange and the Securities and Exchange Commission in the scope of any potential takeover bid, and the filing of any document they may require; and

3)

the compliance by both Red Metal and TomaGold with any applicable securities laws.

(b)

Conditions in favor of TomaGold:

1)

the entering into lock-up/voting agreements with all founders and all shareholders of Red Metal holding over 10% of the issued and outstanding Red Metal common shares, each director and each senior officer of Red Metal whereby all securities currently held or acquired thereafter would be subject to such lock-up/voting agreements; provided that the lock-up/voting agreements will not prevent a director or officer who is a shareholder of the company from fulfilling his fiduciary duties in that capacity;

2)

the unanimous approval of the Transaction by the Board of Directors of Red Metal and approval by the Board of Directors of TomaGold;

3)

Red Metal will have no debt at the closing of the Transaction and TomaGold will assume none of the debt of Red Metal that will be outstanding immediately prior to the closing of the Transaction, (no change of control payment);

4)

the assets of Red Metal will be free and clear of all liens, charges, encumbrances, claims, mineral rights or interests, except any customary royalties to be fully disclosed in the Definitive Agreement;

5)

Cancellation of the Red Metal’s Stock Option Plan;

6)

TomaGold shall complete its continued due diligence on Red Metal to its entire satisfaction before the end of the Exclusivity Period;

7)

if a takeover bid, the unrevoked deposit of Red Metal securities in favour of the Transaction enough to allow TomaGold to complete a squeeze-out transaction whereby, pursuant to the applicable laws, TomaGold could force the sale to it of all of the Red Metal securities that were not deposited pursuant to the Transaction;

8)

if the transaction takes a form other than a takeover bid, such as a merger or an arrangement, at least 66 2/3% of the Red Metal securities shall vote in favor of the Transaction;

9)

from the date hereof until the closing of the Transaction, no material change shall have occurred in the business, operations or capital of Red Metal;

10)

all founders of Red Metal and no less than 65% of Red Metal’s shareholders shall complete a voting trust agreement of 24-month period in favour of the President and the Board of directors of TomaGold whereby all securities currently held or acquired thereafter would be subject to such voting trust agreements;

11)

all TomaGold common shares issued to the founders of Red Metal and shareholders representing 65% of Red Metal’s shareholdings pursuant to the Transaction will be subject to a hold period over three (3) years following the closing of the Transaction, of which 10% will be free to trade on the closing, subject to the foregoing, and then equal increments of one-sixth (1/6) of the remainder of the shares issued will be free to trade every six (6) months thereafter. All TomaGold common shares issued shall be subject to a hold period expiring four (4) months following the closing of the Transaction; and

12)

Subject to TomaGold’s review of the employment history and wage and salary structure of the employees, TomaGold shall determine which employees will be retained or terminated and the mechanics and process of such hiring and termination will be agreed to in the Definitive Agreement. During the due diligence, TomaGold will designate the key persons (the “Designated Key Persons”) and coordinate any contact with them through Red Metal in advance. TomaGold may require that prior to closing of the Transaction, each of the Designated Key Persons enter into a mutual satisfactory employment agreement.

(c)

Conditions in favor of Red Metal:

1)

if approval of TomaGold shareholders is required for the Transaction under applicable laws, such approval is obtained; and

2)

the closing by TomaGold of a financing of CAD$700,000 before the closing of the Transaction.

Each party may want to implement certain reorganization transactions before closing in order to, among other reasons, make the transaction more tax efficient, provided that such reorganization transactions do not, in any manner, affect the Transaction or the Purchase Price, as the case may be.

4.

Financing

TomaGold’s offer is not subject to a financing condition, except as provided at Section 3(c)2).

5.

Public Disclosure and Material Transactions

During the Exclusivity Period, Red Metal will obtain the prior written consent of TomaGold prior to:

(a)

issuing a press release, filing a material change report with any securities commission or otherwise making any public disclosure regarding the Transaction; provided, however, that nothing in this letter agreement will prevent Red Metal from good faith compliance with its disclosure obligations under applicable securities law or applicable regulatory or stock exchange requirements;

(b)

entering into any material contract or amending or modifying any existing material contract;

(c)

entering into any employment or other agreement that contains a change of control or similar provision that provides for a payment in connection with a change of control;

(d)

issuing any securities or any options, warrants or other rights to acquire securities of Red Metal, except pursuant to the exercise of existing stock options or share purchase warrants disclosed in its public disclosure; or

(e)

entering into any agreements or arrangements that would reasonably be expected to adversely affect the value of the assets or common shares of Red Metal.

6.

Expenses

Each of Red Metal and TomaGold will be responsible for its own costs and expenses incurred in connection with its evaluation and pursuit of the Transaction except that TomaGold will also be responsible for the costs and expenses to delist the common shares of Red Metal.

7.

Term and Termination

This letter agreement (except Section 2 (Confirmatory Due Diligence), Section 8 (Not a Binding Agreement) and Section 9 (Governing Law)) will automatically terminate without further action by TomaGold or Red Metal and be of no further force and effect upon the earliest to occur of:

(a)

the entering into of the Definitive Agreement;

(b)

the mutual written agreement by TomaGold and Red Metal; and

(c)

the 60th day following the date that this letter agreement is fully executed, or such later date as may be agreed to in writing by TomaGold and Red Metal.

Notwithstanding anything in this Section 7, the terms of this letter agreement shall not affect any right either party has with respect to the breach of this letter agreement by the other party prior to such termination.

8.

Not a Binding Agreement

With the exception of Section 1 (Exclusivity), Section 2 (Confirmatory Due Diligence), Section 5 (Public Disclosure and Material Transactions), Section 7 (Term and Termination), Section 8 (Not a Binding Agreement), and Section 9 (Governing Law), this letter agreement does not, nor is it intended to, constitute a binding agreement, an agreement in principle or a legally binding contract between TomaGold and Red Metal. Unless and until the Definitive Agreement has been executed and delivered, neither TomaGold nor Red Metal will be under any legal obligation of any kind whatsoever with respect to the Transaction by virtue of this letter agreement, except for the matters specifically identified in this Section 8 as legally binding.

9.

Governing Law

This letter agreement will be governed by and construed in accordance with the laws of the Province of Québec and the federal laws of Canada applicable therein. Each Party irrevocably attorns and submits to the non-exclusive jurisdiction of the Québec courts situated in the City of Montréal and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

(Remainder of the page left blank intentionally)

We look forward to proceeding expeditiously towards a transaction. Please do not hesitate to contact us at any time should you have any questions regarding our proposal. Please indicate your acknowledgement and agreement by signing below and returning a signed copy to the attention of David Grondin as soon as possible, and in any event, by 5:00 p.m. (Montréal Time) on September 16, 2016.

Yours very truly,

TOMAGOLD CORPORATION

By:

/s/ David Grondin

Name:

David Grondin

President and Chief Executive Officer

The undersigned acknowledges and agrees to the foregoing as of the16th day of September, 2016.

RED METAL RESOURCES LTD.

By:

/s/ Caitlin Jeffs

Name:

Caitlin Jeffs

President and Chief Executive Officer

SCHEDULE A

RED METAL'S DEBTS